Exhibit 3.2

CERTIFICATE OF ELIMINATION OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE, OF
ALIMERA SCIENCES, INC.

Pursuant to Section 151(g) of the
Delaware General Corporation Law

Alimera Sciences, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies as follows:

FIRST: By a Certificate of Designation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 1, 2012 (the “Certificate of Designation”), the Company authorized the issuance of a series of preferred stock consisting of 1,300,000 shares, par value $0.01 per share, designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and established the designations and the voting and other powers, preferences and rights, and qualifications, limitations and restrictions thereof.

SECOND: None of the authorized shares of Series A Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designation.

THIRD: Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors adopted resolutions approving the elimination of the Series A Preferred Stock, in substantially the form set forth herein:

NOW THEREFORE, BE IT RESOLVED, that the Board has determined that following the redemption in full of all outstanding shares of the Series A Preferred Stock no shares of Series A Preferred Stock remain outstanding and none will be issued pursuant to the Certificate of Designation previously filed with the Secretary of State; and

RESOLVED FURTHER, that the Chief Executive Officer of the Company is authorized, empowered and directed in accordance with Section 103 and Section 151(g) of DGCL, to file with the Secretary of State a certificate or certificates, eliminating from the Restated Certificate of Incorporation, as amended, of the Company all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Certificate of Incorporation, are hereby eliminated, and the authorized shares of Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer as of this 24th day of March, 2023.

ALIMERA SCIENCES, INC.

By: /s/ Richard S. Eiswirth, Jr.
Name: Richard S. Eiswirth, Jr.
Title: President and Chief Executive Officer